Exhibit 10.2

AWIN AG STANDARD TERMS FOR PUBLISHERS (“STANDARD TERMS”)

A TRANSLATED VERSION OF THIS AGREEMENT IS AVAILABLE IN THE FOLLOWING

LANGUAGES:

GERMAN

FRENCH

ITALIAN

SPANISH

POLISH

1.	JOINING THE NETWORK

1.1	By submitting an Application Form, or by accessing the Platform, the Person named in the Application Form (the “Publisher”) is offering to participate in the Network, and market Advertisers and their Products, in accordance with the Application Form and these Standard Terms. By submitting an Application Form or by participating in the Network (including gaining access to and using the Platform and/or the Tracking Code), the Publisher is also agreeing to the terms of Awin’s privacy policy, which can be found here: https://www.awin.com/gb/privacy.

1.2	Submission of the Application Form may require payment of a small deposit (“Sign Up Deposit”) by the Publisher, as set out on the Application Form.

1.3	Acceptance of the Application Form is subject to the sole discretion of AWIN AG (“Awin”) of Otto-Ostrowski-Straße 1A, 10249 Berlin, incorporated in Germany with company number HRB 75459. Acceptance or rejection of the Application Form will be notified to the proposed Publisher by email.

1.4	On acceptance of the Application Form by Awin or upon the Publisher participating in the Network (including gaining access to and using the Platform and/or the Tracking Code), the Application Form and these Standard Terms, including the applicable data processing annex(es) and any other applicable terms on Awin’s Publisher Terms and Conditions page, which can be found here https://www.awin.com/gb/publisher-terms, together constitute a legally binding “Agreement” entered into by Awin and the Publisher. On rejection of the Application Form, no agreement is formed.

1.5	The Publisher is an individual or entity delivering content and/or technology to a discernible audience, both online and offline, including (but not limited to) operators of websites, applications, or services (including email service) or is a Subnetwork. By entering this Agreement with Awin, the Publisher will join the Network to market Advertisers or their Products.

1.6	This Agreement prevails over any terms supplied by the Publisher, whether or not such terms are agreed to by Awin or any Advertiser.

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1.7	Any individual contracting on his or her own behalf warrants that he or she is aged 18 or over.Any individual completing the Application Form on behalf of a proposed Publisher warrants that he or she has all necessary authority to bind that proposed Publisher.

2.	DEFINITIONS

2.1	The following definitions and rules of interpretation apply in this Agreement:

“Action” means a Sale, Lead, Click, Ad Impression, or other event, that has been specified as eligible for remuneration by the respective Advertiser under its Programme Terms, on which Commission may be based under this Agreement;

“Ad Impression” means a display of an advertisement of an Advertiser by the Publisher, as reported by the Tracking Code only;

“Advertiser” means a Person which has agreed with Awin or an Awin Group Company to join the Network to be marketed, and/or to have its Products marketed;

“Advertiser Materials” means any trade marks, advertising content, images, text, video, data or other material provided by or on behalf of an Advertiser to Awin, the Publisher or a Subpublisher;

“Advertiser Programme” means an ongoing affiliate marketing programme of an Advertiser on the Network, for the promotion of the Advertiser or its Products in accordance with this Agreement and the Programme Terms;

“Advertiser URLs” means, from time to time, any websites, apps or services of an Advertiser offering Products and to which the Publisher may link;

“Advertising Standards” means any applicable advertising laws, regulations or standards, data laws relating to advertising (including the Children’s Online Privacy Protection Act), including without limitation any FTC Guidance, any generally accepted self- regulatory codes of practice, and any related guidance or best practice advice;

“Application Form” means the registration form at https://ui.awin.com/publisher- signup/en/awin/, or as otherwise provided by Awin from time to time, by which Publishers apply to participate in the Network;

“Approved Lead” means a Lead approved by an Advertiser in accordance with clause 5;

“Approved Sale” means a Sale approved by an Advertiser in accordance with clause 5;

“Authorised User” means an individual permitted to view, or view and operate, the Publisher Account on behalf of the Publisher, by its individual Authorised User Account, as set out in clause 3;

“Authorised User Account” means the account of an individual on the Platform, permitted to view, or view and operate, the Publisher Account on behalf of the Publisher, as set out in clause 3;

“AWIN Ltd” means AWIN Ltd of 4th Floor, 2 Thomas More Square, London E1W 1YN, incorporated in England and Wales with company number 04010229, an Awin Group Company;

“Bonus” means an ad hoc payment to the Publisher by an Advertiser in return for a specific promotion or other marketing activity;

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“Business Day” means a day other than a Saturday, Sunday or national public holiday in Germany;

“Change of Control” means a change in the beneficial ownership of more than 50% of the issued share capital of a company or a change in the majority of the Persons with legal power to direct or cause the direction of the general management of a company;

“Click” means the intentional and voluntary following of a Link by a Visitor as part of marketing services as reported by the Tracking Code only;

“Code of Conduct” means Awin’s code of conduct for publishers at https://awin.foleon.com/code-of-conduct-publisher/en-gb/ including Awin’s Supplier Code of Conduct, Subnetwork Code of Conduct and any applicable codes of conduct and best practice documents incorporated therein by reference as may be amended or updated by Awin from time to time on notice to the Publisher and which are an integral part of these Standard Terms;

“Commission” means the amount payable to the Publisher in return for marketing an Advertiser and its Products, in accordance with that Advertiser’s Programme Terms, and subject to any agreement for the sharing of such amounts with third parties;

“Confidential Information” means any information disclosed by or relating to a party, including: information arising during the Term of this Agreement; information about a party’s business affairs; information about a party’s operations, products or trade secrets; information about a party’s technology (including any know-how and source code) and any derivatives of any part thereof and which (i) is marked or identified as confidential; or (ii) would be regarded as confidential by a reasonable business person;

“Data Regulation” means any applicable data protection, privacy or similar laws that apply to data processed in connection with this Agreement, including the GDPR, the UK GDPR, the UK Data Protection Act 2018, ePrivacy and for US citizens, FTC Guidance, US state and federal legislation relating to data privacy and security and any amendments to these laws or replacements of these laws;

“Effective Date” means the date of acceptance of the Application Form by Awin or the date the Publisher begins to participate in the Network (including gaining access to and using the Platform and/or the Tracking Code), whichever is earlier;

“ePrivacy” means the Privacy and Electronic Communications Directive 2002/58 and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (including any replacing or superseding legislation);

“FTC Guidance” means the published cases and guidelines from the United States Federal Trade Commission, including without limitation the guidance on substantiation of claims, privacy, data security, native advertising and disclosure guidance for influencers and spokespeople;

“GDPR” means the EU General Data Protection Regulation 2016/679;

“Group Company” means any holding company or subsidiary of a party or any of its holding companies. A company is a “subsidiary” of another company, its “holding company”, if that other company (i) holds a majority of the voting rights in it, or (ii) is a member of it and has the right to appoint or remove a majority of its board of directors, (iii) or is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it;

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“Intellectual Property Rights” means all copyrights and related rights, patents rights to inventions, utility models trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights (including any database rights in the Network), topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

“Platform” means the intranet and software platform provided by Awin, and any functionality or data feeds accessed or made available through such platform;

“Lead” means a ‘sales lead’ of an Advertiser generated in the Tracking Period, as reported by the Tracking Code only;

“Link” means a hyperlink from a Promotional Space to an Advertiser URL;

“Network” means the marketing network of publishers, technology partners and Advertisers operated by Awin and its Group Companies to facilitate, amongst other things, affiliate and performance marketing;

“Owner” means a single Authorised User with full access to, and control of, the Publisher Account and which is at all times authorised to act on behalf of the Publisher and bind the Publisher;

“Product” means a product, service or equivalent offered by an Advertiser on any Advertiser URL;

“Programme Terms” means any terms and conditions, or other requirements applied by an Advertiser to the participation in its Advertiser Programme;

“Promotional Space” means any advertising inventory appearing on the Publisher Service, or means of delivering Advertiser Materials enabled by the Publisher Service;

“Publisher Account” means the respective account of the Publisher on the Platform;

“Publisher Service” means a website, application or service operated by the Publisher capable of marketing Advertisers and their respective Products;

“Sale” means the agreed purchase of a Product by a Visitor in the Tracking Period, as reported by the Tracking Code only;

“Subpublisher” means an individual or entity delivering content and/or technology to a discernible audience, both online and offline, including (but not limited to) operators of websites, applications, or services (including email service) which/who has agreed with the Subnetwork to market Advertisers or their products;

“Subnetwork” means the operator of a marketing network of further publishers to facilitate, amongst other things, affiliate and performance marketing, which has entered into this Agreement to join the Network to market Advertisers or their products as a Publisher;

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“Subnetwork Code of Conduct” means Awin’s subnetwork code of conduct at https://resources.awin.com/code-of-conduct-subnetwork/en-qb/ incorporated by reference into the Code of Conduct as may be amended or updated by Awin from time to time on notice to the Publisher;

“Supplier Code of Conduct” means Awin’s supplier code of conduct at https://www.awin.com/docs.awin.com/Leqal/UK_Supplier_CodeofConduct.pdf incorporated by reference into the Code of Conduct as may be amended or updated by Awin from time to time on notice to the Publisher;

“Suspension” means the suspension by Awin or any Awin Group Company of the Publisher’s participation in the Network or in the Advertiser Programme for a period of time, including any or all of the followinq:(i) preventing the Publisher from accessing the Platform; (ii) withholding payments otherwise due to the Publisher; (iii) ceasing to track Actions; (iv) removing any Advertiser Materials from the Publisher Service and “ Suspend” shall be interpreted accordingly;

“Term” means the term of this Agreement from the Effective Date until its termination or expiry in accordance with clause 14 or 17.5;

“Tracking Code” means the Awin software code (from time to time) for the recording of, amongst other things, web traffic and Actions;

“Tracking Fee” means the fee payable to Awin or an Awin Group Company, calculated either (i) as an override fee of an amount equal to a specified percentage of any total (a) Commissions and Bonuses or (b) amount of all Approved Sales, or (ii) on such other basis as may be agreed by Awin and an Advertiser;

“Tracking Period” means the period of time in which the Actions of a Visitor are attributed to the Publisher and, subject to the Programme Terms, generate Commissions for the Publisher;

“UK GDPR” means the retained UK law version of the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (SI 2019/419);

“Validation Period” means the period of time during which Advertisers may approve or decline Sales and Leads; and

“Visitor” means any Person who follows a Link.

2.2	In this Agreement:

2.2.1	any meanings given to terms in the Application Form shall apply to these Standard Terms;

2.2.2	“include” or “including” is without limitation;

2.2.3	the singular will include reference to the plural and vice versa;

2.2.4	a “Person” includes an individual, company, partnership or unincorporated association;

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2.2.5	a statute, order, regulation or other similar instrument will include any amendments to it or replacements of it; and

2.2.6	“writing” and “written” includes emails but not faxes.

2.3	If there is a conflict between the Application Form and the Standard Terms, the Application Form shall prevail.

3.	PARTICIPATION IN THE NETWORK AND USE OF THE PLATFORM

3.1	Subject to the Publisher’s compliance with this Agreement, Awin will:

3.1.1	permit the Publisher’s participation in the Network for its assignment of the Promotional Space; and

3.1.2	grant the Publisher access to the Platform.

3.2	Awin may change, update, or take any other measures with respect to any aspect of the Platform, Network, and/or Tracking Code at its sole discretion.

3.3	On the Effective Date, the Publisher shall:

3.3.1	register a Publisher Account; and

3.3.2	nominate an Authorised User as Owner of that Publisher Account.

3.4	Each Publisher Account may have only one Owner, and must have an Owner at all times. Each Publisher Account may have a reasonable number of Authorised Users.

3.5	The Owner may assign the Owner role to another Authorised User via the Platform at any time. Assignment of the Owner role does not assign the Publisher’s rights and obligations under this Agreement.

3.6	To the extent enabled by the Platform, Authorised Users shall be allocated permissions to view, or view and operate, the Publisher Account by the Owner, acting on behalf of the Publisher. Authorised Users may, on behalf of the Publisher, also allocate permissions to view, or view and operate, the Publisher Account, provided that no Authorised User may grant greater permissions than they themselves hold. The Owner may, at any time, withdraw the permission of any Authorised User to view and/or operate the Publisher Account.

3.7	The Publisher undertakes that:

3.7.1	the Owner shall remain authorised to act on behalf of the Publisher and bind the Publisher;

3.7.2	all Authorised Users are permitted to view, or view and operate, the Publisher Account in accordance with any permissions granted on the Platform, which shall be kept up to date by the Publisher;

3.7.3	it shall implement and allow Awin to implement any security measures, methods and/or standards of authentication as Awin sees fit and shall ensure that the Owner and all Authorised Users shall do the same;

3.7.4	it shall use best endeavours to ensure that the Owner and all Authorised Users shall:

(a)	access the Platform in their own name under their own Authorised User Account; and

(b)	keep any passwords and 2SV (two-step verification) recovery codes confidential.

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3.8	The Publisher shall:

3.8.1	ensure the proper functioning and maintenance of all Links;

3.8.2	provide Advertisers and Awin with full and clear instructions as to the Advertiser Material it may reasonably require for the purposes of the promotion of an Advertiser or its Products in accordance with this Agreement and the Programme Terms;

3.8.3	provide Advertisers reasonable access to information the Advertiser may require to operate the Advertiser Programme;

3.8.4	remain primarily liable for the acts and omissions of all Subpublishers; and

3.8.5	not participate in an Advertiser Programme via a Subnetwork (as such Subnetwork’s Subpublisher) if the Publisher has been removed from such Advertiser Programme. Additionally, the Publisher shall not work with other subnetworks (meaning operators of a marketing network of further publishers to facilitate, amongst other things, affiliate and performance marketing which also participate in the Network) as Subpublishers if the Publisher is a Subnetwork. Subnetworks can only join the Network and participate in Advertiser Programmes directly, not indirectly through any other Subnetwork.

3.9	Awin shall not be liable for any losses or damages suffered by the Publisher due to the disclosure of any Authorised User Account passwords or 2SV recovery codes.

3.10	The Publisher shall remain solely responsible and liable for all activities occurring under any of the Authorised User Accounts, including any acts or omissions carried out under any Authorised User Account, and for ensuring the security of the Authorised User Accounts. Awin shall not be responsible for any activity occurring under any of the Authorised User Accounts.

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If the Publisher suspects that a third party has gained unauthorised access to access data, the Publisher shall inform Awin immediately by sending an e-mail to global- partnercompliance@awin.com or such other e-mail as may be notified to the Publisher from time to time.

3.12	Awin may Suspend or withdraw any Authorised User Accounts at its discretion, or on request by the Publisher.

3.13	Under this Agreement, AWIN Ltd or any other Awin Group Company may, on behalf of Awin:

3.13.1	provide any aspect of the Network or the Platform (including the granting of sublicences and licences under clause 10);

3.13.2	enjoy any benefit, or exercise any right;

3.13.3	satisfy any of Awin’s obligations.

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4.	MARKETING

4.1	The Publisher may request to market Advertisers or their Products at their discretion by applying to participate in an Advertiser Programme. Advertisers may approve or refuse such requests, and remove Publishers from Advertiser Programmes, at any time at their discretion. The Publisher may only market an Advertiser or its Products under this Agreement with the Advertiser’s continued approval.

4.2	Advertisers may apply Programme Terms and make changes to any Programme Terms at their discretion, which shall become effective on notice to the Publisher, including by publication on the Platform. Advertisers may change their Programme Terms at any time. The Publisher is solely responsible for ensuring it is aware of any changes to the Programme Terms.

4.3	Subject to the Publisher’s compliance with this Agreement and the Programme Terms, and the continued approval of the respective Advertiser, the Advertiser Materials will be made available to the Publisher on the Platform.

4.4	Awin, however, is not obliged to review any Advertiser Material or check their legality or accuracy. A Publisher admitted to the Advertiser Programme may publish the Advertiser Materials through its Publisher Service at its discretion and use them solely to the extent permitted under this Agreement and the Programme Terms.

4.5	Awin may deactivate or request the Publisher to deactivate any Links on request of the respective Advertiser, or at its sole discretion. In the event that Awin requests the Publisher to deactivate the Links per this clause, the Publisher shall immediately comply with this request.

4.6	The Publisher shall remove any Advertiser Materials from the Publisher Service immediately on request of either the Advertiser or Awin.

4.7	Awin will use reasonable endeavours to procure that Advertisers comply with any terms and conditions, or other requirements, applied by the Publisher to its promotion of Advertisers or their Products.

5.	TRACKING AND VALIDATION

5.1	The Tracking Code and Programme Terms will be the sole bases for recording and determining Actions and Commissions and for tracking. No other means of recording or determining Actions or Commissions shall be used under this Agreement, notwithstanding any agreement or arrangement between the Publisher and any Advertiser to the contrary.

5.2	Sales and Leads will only be attributed to the Publisher where the Tracking Code records that the Publisher was responsible for the most recent referral of the Visitor to the Advertiser URL prior to that Sale or Lead, unless expressly agreed otherwise between the parties or specified otherwise by the Advertiser in the respective Programme Terms, and in each case subject to any communicated “cookie hierarchy” or “commission hierarchy”. The latter means that Awin is free to unilaterally change the applicable “cookie hierarchy” or “commission hierarchy” (for example, enforcing soft cookie or another cookie as stated in the respective “cookie hierarchy” or “commission hierarchy”) by giving prior notice to the Publisher.

5.3	Advertisers may approve or decline Sales and Leads at their discretion, subject to the applicable Programme Terms.

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6.	ACTIONS, COMMISSIONS AND BONUSES

6.1	The amount of any Commissions is as may be displayed on the Platform.

6.2	Advertisers may change the amount of Commission offered on notice to Publishers. Awin will endeavour to procure that an Advertiser’s reduction of the Commission shall take effect at least seven days after notification.

6.3	Bonuses may be agreed by the Advertiser at its discretion and must be processed via the Platform.

6.4	Without prejudice to any other rights or remedies of Awin, if Awin reasonably suspects that any Commissions and/or Bonuses paid under this Agreement have been generated in breach of this Agreement, Awin may set off or deduct the amount of such Commissions and/or Bonuses from any future payments due to the Publisher or from any funds held to the Publisher’s account from time to time (whether under this Agreement or any other agreement between Awin and the Publisher). Such deduction shall constitute a genuine pre-estimation of the loss suffered by Awin as a result of the payment of such Commission and/or Bonus in breach of this Agreement.

7.	INVOICING AND PAYMENTS

7.1	The Sign Up Deposit will be refunded to the Publisher with the first Commission payment.

7.2	Awin will pay the Publisher:

7.2.1	Commissions in respect of each Approved Sale, Approved Lead, Clicks or one thousand Ad Impressions; and

7.2.2	Bonuses generated pursuant to this Agreement.

7.3	Commissions and Bonuses shall only be due for invoicing and payment:

7.3.1	once Awin has received the corresponding payment from the Advertiser as invoiced by Awin to the Advertiser; and

7.3.2	in respect of Actions procured in accordance with this Agreement and any applicable Programme Terms.

7.4	Self-billed invoices for Commissions and Bonuses can be accessed by the Publisher via the Platform. Self-billing is implemented as follows:

7.4.1	during the Term of this Agreement, the Publisher:

(a)	agrees Awin will raise self-billed invoices for any Commissions and Bonuses generated pursuant to this Agreement;

(b)	agrees not to issue any invoices, including VAT invoices, for any Commissions and Bonuses generated pursuant to this Agreement;

(c)	agrees that any invoices or other document, statement or declaration issued contrary to clause 7.4.1(b) neither constitute an invoice under the respective VAT law nor an opposition or appeal under the respective VAT law against the self-billed invoice raised by Awin.

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7.4.2	Awin may provide a copy of this Agreement to local tax authorities in order to evidence the self-billing arrangements between Awin and the Publisher;

7.4.3	the Publisher will immediately notify Awin if it transfers any part of its business as a going concern;

7.4.4	the Publisher will immediately update the Platform accordingly if it:

(a)	stops being registered for VAT, sales tax or other comparable taxes; or

(b)	changes its VAT number or any other tax identification number previously provided, regardless of the reason.

7.4.5	In the event that the competent tax authorities for Awin consider an invoice raised by the Publisher contrary to clause 7.4.1 as opposition or appeal against the self-billed invoice raised by Awin, the Publisher will compensate Awin for any definite or temporary loss of input VAT of Awin as well as any other or additional disadvantages such as interest imposed on Awin by the competent tax authorities.

7.5	Awin will pay all self-billed invoices subject to:

7.5.1	any minimum payment thresholds implemented by Awin from time to time being satisfied;

7.5.2	the correct, accurate and complete payment details and tax information of the Publisher being provided by the Publisher;

7.5.3	the provision of any additional information reasonably requested by Awin in respect of the Publisher’s location or residence;

7.5.4	the payment not being subject to any internal audits or network quality reviews from time to time;

7.5.5	completion and/or satisfaction of payment conditions and processes by the Publisher, including any sign up, set up, or registration processes with Awin or with a third-party service provider (or a third-party payment processor) chosen by Awin and/or specific conditions or processes related to the relevant payment methods introduced by Awin or third-party service providers (or third-party payment processors) from time to time, including by displaying on or communicated through the Platform.

7.6	The Publisher accepts and acknowledges that Awin is entitled to withhold and/or retain payments due to the Publisher until the conditions of clause 7.5 and other terms of this Agreement (as applicable) are met, complied with and satisfied by the Publisher.

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7.7	All payments will be made by Awin or a third-party service provider (or a third-party payment processor) chosen by Awin, to the bank account or in accordance with the payment method nominated by the Publisher in the ‘Payment Details’ section of the respective Publisher Account on the Platform. In the event that payments are made by a third-party service provider (or a third-party payment processor), the Publisher may be required to register on the third-party platform and agree to the terms and conditions, and/or fulfil other requirements, of such third-party service provider (or third-party payment processor) to be able to receive the payments. Awin or the third-party service provider (or third-party payment processor) chosen by Awin to process the payments is not obligated to take steps to verify the accuracy of bank account or any other payment detail information provided by the Publisher. Updates to bank account information or payment details may take up to two Business Days to take effect.

7.8	All sums payable under this Agreement shall be exclusive of VAT, sales taxes or other comparable taxes which, if applicable, shall be added at the appropriate rate. The aforementioned taxes shall be paid by the party liable to pay these taxes pursuant to applicable law. If payments under this Agreement are subject to withholding tax, Awin is entitled to deduct the appropriate amount from payments to the Publisher. The parties agree to work together on reducing any withholding tax, and, upon request, shall provide documents required for any reduction, exemption, reimbursement or deduction of withholding tax.

7.9	All payments will be made in the currency in which the respective Commissions are received from Advertisers. If the Publisher selects a different currency for receiving payments, any costs related to currency conversion or losses due to exchange rate fluctuations shall be borne by the Publisher. This includes any internal currency conversions conducted by Awin, as well as conversions by third-party service providers. The conversion rate that is used for such conversions may be below the official bank rates in order to cover the cost for this service.

7.10	The Publisher will immediately repay any amounts paid to the Publisher in error, or other than in accordance with the Publisher’s rights under this Agreement.

7.11	Any underpaid Commission or Bonuses must be notified to Awin immediately. Subject to clause 7.3 and other terms of this Agreement (as applicable), any underpaid Commission or Bonuses notified by the Publisher to Awin within 12 months of the underpayment will be rectified. The Publisher hereby waives its right to recover any underpaid Commissions or Bonuses that the Publisher fails to report to Awin within 12 months of the underpayment.

7.12	Awin shall be entitled to retain unclaimed Commissions and Bonuses and the Publisher shall forfeit any claim in respect of such unclaimed Commissions and Bonuses if (i) a self-billed invoice has been generated but Awin has been unable to transfer payment and (ii) correct and up to date payment details have not been provided to Awin within 12 months of the self-billed invoice in question.

7.13	Awin shall be entitled to recover paid Commissions from the Publisher in case of an insolvency of an Advertiser if an insolvency claim is made against Awin which obliges Awin to pay back Commissions which were paid in breach of applicable insolvency law.

8.	PUBLISHER’S RELATIONSHIP WITH ADVERTISERS

8.1	The Publisher’s participation in the Network does not create any contract between the Publisher and any Advertiser.

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8.2	During the Term the Publisher will not, directly or indirectly, enter or attempt to enter into any agreement, understanding or other form of arrangement (whether express or implied) with any Advertiser where payments are made to the Publisher in respect of any marketing services (including but not limited to affiliate, display, programmatic, search, email and click-to-call marketing) other than under this Agreement, without Awin’s prior written approval.

8.3	For the avoidance of doubt, and in accordance with clause 7.7, this includes any payments related to Actions generated in connection with this Agreement, all of which must be processed exclusively through Awin or the designated third-party service provider chosen by Awin.

9.	WARRANTIES AND INDEMNITY

9.1	Each party warrants and undertakes to the other for the Term that:

9.1.1	it has full power and authority to enter into this Agreement;

9.1.2	it holds all licences and approvals necessary for the performance of its obligations under this Agreement;

9.1.3	it will perform its obligations under this Agreement in accordance with all applicable laws and using reasonable skill and care; and

9.1.4	it will not make any false, misleading or disparaging representations or statements regarding the other party.

9.2	The Publisher warrants and undertakes to Awin for the Term that:

9.2.1	neither the Publisher, nor any of its officers or shareholders, have previously been party to an agreement terminated by Awin or any Awin Group Company for breach;

9.2.2	no officer or shareholder of the Publisher has been an officer or shareholder of a company (or other entity) party to an agreement terminated by Awin or any Awin Group Company for breach;

9.2.3	all information about the Publisher set out in the Application Form, on the Platform, or otherwise provided to Awin is complete, true, accurate, not misleading and will be kept up to date;

9.2.4	its marketing of any Advertiser or its Products will comply with all Advertising Standards and Data Regulation;

9.2.5	the Publisher Service will be operated in accordance with all applicable laws (including Advertising Standards and Data Regulation);

9.2.6	it shall comply with the Code of Conduct and the Supplier Code of Conduct at all times;

9.2.7	it shall comply with all relevant tax laws;

9.2.8	it shall retain ultimate control of the operation of the Publisher Service;

9.2.9	it shall not use the Platform other than in accordance with the terms of the licences granted under clause 10, nor use the Platform or any part of it to build a product or service which competes with the Platform or any part of it;

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9.2.10	it is the owner or valid licensee of any Intellectual Property Rights appearing on the Publisher Service, and that no part of the Publisher Service infringes the rights of any third party;

9.2.11	all Advertiser Materials will be accurately and faithfully reproduced; and

9.2.12	it shall ensure that its Subpublishers (where applicable) are made aware of, and are obliged to comply with, the terms of this Agreement.

9.3	The Publisher will indemnify, defend and hold harmless Awin and any Awin Group Company (including its directors, employees, agents or contractors), from and against any claims, costs, damages, losses, liabilities and expenses (including legal fees) relating to any claims, actions, suits or proceedings by third parties against Awin or any Awin Group Company arising out of or related in any way to any breach by the Publisher or its Subpublishers (where applicable) of any of the warranties at clauses 9.1 and 9.2, any breach by the Publisher or its Subpublishers of clauses 10.1,10.3 and 10.7 and/or any breach of its Subpublishers of the terms of this Agreement. This indemnification shall include, but is not limited to, reimbursement of any Commissions or Bonuses generated and received by the Publisher as a result of a breach by the Publisher of this Agreement, as well as the reimbursement of the Tracking Fees in respect of such Commissions (or Bonuses, Approved Sales or such other basis as may be agreed by Awin and an Advertiser) which have been generated in breach of this Agreement by the Publisher directly to the Advertisers. The Publisher accepts and agrees that such reimbursement shall constitute a genuine pre-estimation of the loss suffered by Awin as a result of the breach of this Agreement.

10.	INTELLECTUAL PROPERTY

10.1	Awin grants to the Publisher, for the duration of its participation in the Advertiser Programme, a revocable, non-exclusive, non-transferable, royalty-free, worldwide sublicence to publish Advertiser Materials, without modification, on the Publisher Service in the Promotional Spaces to the extent necessary to enable the Publisher to market the respective Advertiser and its Products on the Network in compliance with the Agreement and the Programme Terms.

10.2	A sublicence granted to a Subnetwork under clause 10.1 shall be further sub-licensable by the Subnetwork to Subpublishers on terms equivalent to clause 10.1, with Awin’s prior written consent.

10.3	A sublicence granted by a Subnetwork under clause 10.2 shall not be capable of further sublicence by the Subpublisher without Awin’s prior written consent.

10.4	Awin hereby grants to the Publisher a revocable, non-exclusive, non-sub-licensable, non-transferable, royalty-free, worldwide licence to use the Platform to the extent necessary for the Publisher to participate in the Network and perform its obligations under this Agreement.

10.5	The Publisher will not, and will not attempt to, change, reverse engineer or create derivative works of the Platform or the Tracking Code.

10.6	Each party reserves all of its right, title and interest to any of its Intellectual Property Rights licensed under this clause 10, or which it creates under this Agreement or which is created by operation of the Tracking Code.

10.7	The Publisher shall use information and data obtained from and in connection with participating in the Network only for the purpose of this Agreement. Uses for any other purpose, or disclosure of such information and data are prohibited.

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10.8	Either party may identify the other party in lists of clients or customers, and may use the other party’s name and logo in marketing materials and presentations. Any other use shall require the prior written consent of the other party.

10.9	The Publisher shall make available to Awin all requested information in respect of its use of the Platform within 15 days upon request of Awin.

11.	CONFIDENTIALITY

11.1	Each party will only use Confidential Information to enjoy its rights or comply with its obligations under this Agreement. Save as set out in this Agreement, neither party will disclose any Confidential Information. Confidential Information shall be kept confidential.

11.2	The obligations of confidentiality in this Agreement will not apply to Confidential Information to the extent it:

11.2.1	is in the public domain (other than as a result of a breach of this Agreement);

11.2.2	can be demonstrated as having been independently developed by the receiving party;

11.2.3	is published on the Platform in the implementation of and in accordance with this Agreement;

11.2.4	is used to create benchmarking report(s) in anonymised and aggregated form;

11.2.5	is required to be disclosed by law or a court order.

11.3	The Publisher agrees that Awin may use performance data of the Publisher relating to this Agreement for the creation of benchmarking reports, which are aggregated and anonymised. Such agreement can be withdrawn upon written notice to Awin.

11.4	Awin may disclose Confidential Information to Awin Group Companies.

11.5	This clause will survive termination of this Agreement for five years.

12.	DATA PROTECTION AND COOKIES

12.1	Awin and the Publisher will comply with their respective obligations under Data Regulation and in accordance with the applicable data processing annex(es) to these Standard Terms.

13.	LIMITATION OF LIABILITY

13.1	This clause 13 sets out the entire liability of Awin, its Group Companies and vicarious agents under or in connection with the Agreement. Claims for damages shall be excluded unless otherwise specified in this clause 13.

13.2	Awin will not be liable for any losses of the Publisher if Awin’s compliance with the Agreement is prevented by the acts or omissions of the Publisher.

13.3	Nothing in this Agreement limits or excludes the liability of Awin in the event of culpable injury to life, limb or health, fraud, fraudulent misrepresentation or fraudulent misstatement or for mandatory statutory liability.

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13.4	Awin will not be liable to the Publisher for: loss of profit, business, goodwill, anticipated savings, goods, contract, use or data; losses arising from the acts or omissions of an Advertiser, technology partner or any third party; or for any special, indirect, consequential or pure economic loss, costs, damages, charges or expenses.

13.5	In addition to clause 13.3 nothing in this Agreement limits or excludes the liability of Awin in cases of intent, gross negligence or strict liability.

13.6	In the event of material damage and financial loss caused by slight negligence, Awin and its Group Companies shall only be liable in the event of a breach of a material contractual obligation, and such liability shall be limited to the amount of damages foreseeable and typical for the contract at the time of conclusion of the Agreement. In this clause ‘material contractual obligations’ are those whose fulfilment characterises the contract and on which the Publisher may rely.

13.7	The parties agree that the amount of the damages foreseeable and typical for the contract pursuant to clause 13.6 is limited to the amount of the Tracking Fee actually received by Awin from Advertisers in respect of Commissions paid to the Publisher in the 12 month period preceding the date on which the claim arose.

13.8	If Awin fails to ensure any of 13.9.1 to 13.9.9, Awin is only liable if it could have prevented or reduced the damage and has failed to do so with intent or gross negligence. If Awin fails to ensure any of 13.9.1 to 13.9.9 and fails to prevent or reduce the damage due to its slight negligence, Awin’s liability is subject to clauses 13.6 to 13.7.

13.9	The Network, the Platform, the Tracking Code, their use and the results of such use are provided “as is” to the fullest extent permitted by law. Awin disclaims all express or implied warranties, including warranties of satisfactory quality and fitness for a particular purpose, which may be implied in respect of the Network, the Platform, the Tracking Code, their use and the results of such use. The performance of the Network, the Tracking Code and the Platform relies on third parties beyond Awin’s control,and in particular, the maintenance by Advertisers of the proper integration of the Tracking Code into Advertiser URLs. Awin specifically disclaims any warranty:

13.9.1	that the use or operation of the Network, the Platform or the Tracking Code will be uninterrupted or error-free;

13.9.2	that the Tracking Code will be properly integrated into the Advertiser URLs;

13.9.3	that the Tracking Code accurately records Actions at all times;

13.9.4	in respect of the Advertiser Materials, including any warranty that the Advertiser Materials comply with Advertising Standards;

13.9.5	that defects will be corrected;

13.9.6	that the Network, the Platform or the Tracking Code are free of viruses or malicious code;

13.9.7	that any security methods employed will be sufficient;

13.9.8	in respect of any Advertiser or any third party or its technology; and

13.9.9	regarding correctness, accuracy, or reliability of the Network, the Platform, the Tracking Code, and any information, data or material included in or made available through the Network, the Platform, the Tracking Code.

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14.	TERMINATION AND SUSPENSION

14.1	This Agreement will start on the Effective Date and continue until terminated in accordance with its terms.

14.2	Either party may terminate the Agreement on 30 days’ written notice to the other party for any reason.

14.3	Without prejudice to its other rights or remedies, a party may terminate the Agreement immediately on written notice to the other party, if:

14.3.1.	the other party materially breaches this Agreement; material contractual obligations are those obligations whose fulfilment is essential for the proper performance of a contract and on whose compliance the contractual partner relies and may rely;

14.3.2	the other party is deemed unable to pay its debts; steps are made to wind up, or appoint an administrator over, the other party; a third party becomes entitled to appoint a receiver over the assets of the other party; the other party negotiates with all or a class of its creditors, or proposes or enters a compromise with such creditors; or any similar or analogous event occurs.

14.4	Awin may (i) terminate this Agreement, or (ii) Suspend the Publisher and apply any related measures immediately on written notice and at its sole and absolute discretion, if the Publisher:

14.4.1	does not access the Publisher Account for a period of six months or if no Commissions have been generated for a period of six months;

14.4.2	is reasonably suspected by Awin:

I.	to have breached any

a)	of the warranties at clauses 9.1 and 9.2;

b)	Programme Terms of an Advertiser;

c)	part of the Code of Conduct, including the Supplier Code of Conduct.

II.	to undertake any deceptive activity intended to manipulate tracking, performance data, Visitor behaviour, or system integrity, or to mislead Awin, Advertisers, or Visitors, for illegitimate or fraudulent gain.

14.4.3	undergoes a Change of Control.

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15.	CONSEQUENCES OF TERMINATION AND SUSPENSION

15.1	During any period of Suspension:

15.1.1	the Publisher is not permitted to access the Platform;

15.1.2	all licences will be Suspended and the Publisher shall immediately deactivate the Links and remove any Advertiser Materials from the Publisher Service; and

15.1.3	no payments will be made to the Publisher.

15.2	On termination of the Agreement:

15.2.1	all licences will terminate and the Publisher shall immediately deactivate the Links and remove any Advertiser Materials from the Publisher Service;

15.2.2	each party will return or at the other party’s option destroy all Confidential Information in its possession within five Business Days;

15.2.3	the Publisher Account will be permanently closed;

15.2.4	unless terminated by Awin under clauses 14.3 or 14.4, Awin will pay all outstanding Commissions and Bonuses due to the Publisher; and

15.2.5	by Awin under clauses 14.3 or 14.4 all unpaid Commissions as of the date of termination, or accruing after the date of termination, shall be forfeited irrevocably and the Publisher hereby waives any right or entitlement to recover such Commissions and Bonuses.

15.3	Termination of this Agreement will not affect any existing rights or remedies.

15.4	Such provisions of the Agreement that, by their nature, would be expected to survive termination shall survive any such termination.

16.	NOTICES

16.1	Notices given under this Agreement will be in writing and:

16.1.1	displayed by Awin on the Platform;

16.1.2	delivered by the Publisher by hand or sent by pre-paid first-class post or recorded delivery post to Awin at Awin’s registered office;

16.1.3	delivered by Awin by hand or sent by pre-paid first-class post or recorded delivery post to the Publisher at its notice address set out in the Application Form (or such other address as may be set out on the Publisher Account);

16.1.4	sent by Awin by email to the Publisher’s notice email address set out in the Application Form (or such other notice email address as may be set out on the Publisher Account); or

16.1.5	sent by the Publisher to the dedicated submission form or such other notice email address provided by Awin.

16.2	A notice displayed by Awin on the Platform will be deemed to have been received at the time of its display (or if displayed outside business hours, at 9 am on the first Business Day following display). A notice delivered by hand will be deemed to have been received when delivered (or if delivered outside business hours, at 9 am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first-class post or recorded delivery post will be deemed to have been received two Business Days after posting. A notice sent by email will be deemed to have been received at the time of transmission as shown by the sender’s records (or if sent outside business hours, at 9 am on the first Business Day following dispatch).

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17.	GENERAL

17.1	Awin may change the terms of this Agreement on 14 days’ notice to the Publisher.

17.2	Certain functionalities or services offered by Awin or third parties may be subject to additional terms. Such terms may be communicated to the Publisher before those functionalities or services are supplied, including by displaying on the Platform. Any terms or agreements between the Publisher and third parties (including without limitation Advertisers, third-party payment processors, and technology partners) are solely between the Publisher and such third party. Awin is not a party to any such terms or agreements and shall have no liability, responsibility, or obligation under such terms or agreements, unless otherwise explicitly agreed in writing by Awin.

17.3	Awin may set off any liability of the Publisher against any liability of Awin. In the event of any amounts paid to the Publisher in error and not immediately paid by the Publisher in breach of clause 7.10 or any overpayment to the Publisher, Awin reserves the right to withhold or set off any future Commission or Bonus payments against the amount of the overpayment.

17.4	Time for performance of clauses 3.11, 4.6, 7.4.3, 7.4.4, 7.10, 15.1.2 and 15.2.1 are of the essence of this Agreement.

17.5	No party will be liable for any breach of this Agreement arising from circumstances beyond its reasonable control (a “Force Majeure Event”). If a Force Majeure Event continues for six months, the unaffected party may terminate this Agreement by giving 30 days’ written notice to the other party.

17.6	The Publisher may not assign or subcontract its rights or obligations under this Agreement in whole or part without Awin’s prior written consent. Awin may assign or subcontract its rights or obligations under this Agreement, including to an Awin Group Company.

17.7	Nothing in the Agreement constitutes a partnership, joint venture, or employment relationship between the parties, nor constitutes a party the agent of the other. No party has the authority to bind the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Awin and the Publisher, or Awin and the employees, personnel, or subcontractors of the Publisher, including Subpublishers.

17.8	A Person who is not a party to this Agreement will not have any statutory rights under or in connection with it.

17.9	A counterpart of this Agreement executed and/or transmitted electronically shall be treated as fully binding and with full legal force and effect.

17.10	This Agreement constitutes the entire agreement between the parties relating to its subject matter, to the exclusion of the United Nations Convention on Contracts for International Sale of Goods.

17.11	Without affecting and without prejudice to any other right or remedy available to a party under this Agreement or by operation of law, the parties agree that they will work in good faith to resolve any dispute or claim arising out of or relating to this Agreement amicably before initiating a lawsuit or other formal legal proceedings against the other party.

17.12	This Agreement is governed by the law of the Federal Republic of Germany and the place of jurisdiction is Berlin.

17.13	The Publisher is aware that this Agreement is originally drawn up in English. The Publisher is aware of and accepts that, in the event of any inconsistencies or differences of interpretation between the English version and a translated version, this English version shall always prevail.

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